EXHIBIT 99.1

INTEGRATED CIRCUIT SYSTEMS, INC.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Integrated Circuit Systems, Inc.:

We have completed an integrated audit of Integrated Circuit Systems, Inc.’s 2005 consolidated financial statements and of its internal control over financial reporting as of July 2, 2005 and audits of its 2004 and 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Integrated Circuit Systems, Inc. and its subsidiaries at July 2, 2005 and July 3, 2004, and the results of their operations and their cash flows for each of the three years in the period ended July 2, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15 (a) (2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A, that the Company maintained effective internal control over financial reporting as of July 2, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of July 2, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

September 2, 2005

Integrated Circuit Systems, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	July 2, 2005	July 3, 2004
Assets
Current Assets:
Cash and cash equivalents	$55,605	$68,973
Investments	71,375	126,606
Accounts receivable, net	40,110	45,717
Inventory, net	17,430	18,772
Deferred income taxes	5,678	22,759
Prepaid assets	4,045	6,309
Other current assets	2,804	880

Total current assets	197,047	290,016
Property and equipment, net	19,416	19,254
Intangibles	40,943	27,842
Goodwill	35,422	35,422
Long-term investments	105,865	5,000
Deferred income taxes	4,527	—
Other assets	4,502	62

Total assets	$407,722	$377,596

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$8	$82
Accounts payable	14,103	17,557
Accrued salaries and bonuses	459	2,811
Accrued commissions	1,329	1,688
Accrued expenses and other current liabilities	4,282	4,019
Income taxes payable	2,197	3,576

Total current liabilities	22,378	29,733
Deferred income taxes	3,466	11,248
Other liabilities	285	390

Total liabilities	26,129	41,371

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par, authorized 5,000; none issued	—	—
Common stock, $0.01 par, authorized 300,000: issued 73,396 and 72,701 shares as of July 2, 2005 and July 3, 2004 respectively	734	727
Additional paid in capital	294,697	282,569
Retained earnings	154,543	107,140
Deferred compensation	(543)	—
Treasury stock, at cost, 3,153 and 2,475 shares as of July 2, 2005 and July 3, 2004 respectively	(67,824)	(54,211)
Accumulated other comprehensive income (loss)	(14)	—

Total shareholders’ equity	381,593	336,225

Total liabilities and shareholders’ equity	$407,722	$377,596

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

Integrated Circuit Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended
	July 2, 2005	July 3, 2004	June 28, 2003
# of fiscal weeks	52	53	52

Revenue	$243,110	$272,140	$241,762
Cost and expenses:
Cost of sales	99,703	108,764	97,665
Research and development	38,977	40,352	35,006
Amortization of Video research and development costs	7,051	—	—
Selling, general and administrative	38,533	35,949	36,738
Charges arising from merger	3,203	—	—
Amortization of intangibles	4,278	2,300	2,300

Operating income	51,365	84,775	70,053

Interest and other income	4,233	2,507	2,954
Interest expense	(60)	(266)	(1,466)

Income before income taxes	55,538	87,016	71,541

Income tax expense	8,135	8,501	10,465

Net income	$47,403	$78,515	$61,076

Basic net income per share:
Net Income	$0.68	$1.12	$0.90

Diluted net income per share:
Net Income	$0.67	$1.08	$0.87

Weighted average shares outstanding – basic	70,197	70,358	67,898
Weighted average shares outstanding – diluted	71,109	72,578	70,564

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

Integrated Circuit Systems, Inc.

Consolidated Statements of Shareholders’ Equity

(in thousands)

	Common Stock Shares	Common Stock Amount	Additional Paid in Capital	Retained Earnings (Deficit)	Deferred Compensation	Treasury Shares	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at June 29, 2002	67,841	678	227,531	(32,451)	(3,988)	(655)	(7,799)	—	183,971
Shares issued upon exercise of stock options	3,389	34	13,313	—	—	—	—	—	13,347
Tax benefits related to stock options	—	—	19,516	—	—	—	—	—	19,516
Shares issued by the Stock Purchase Plan	54	1	804	—	—	—	—	—	805

Purchase of treasury shares	—	—	—	—	—	(465)	(8,413)	—	(8,413)

Net Income				61,076	—	—	—	—	61,076

Deferred compensation	—	—	(2,738)	—	3,257	—	—	—	519

Other	—	—	2	—	—	—	—	—	2

Balance at June 28, 2003	71,284	713	258,428	28,625	(731)	(1,120)	(16,212)	—	270,823
Shares issued upon exercise of stock options	1,378	14	10,443	—	—	—	—	—	10,457
Tax benefits related to stock options	—	—	12,793	—	—	—	—	—	12,793
Shares issued by the Stock Purchase Plan	39	—	898	—	—	—	—	—	898

Purchase of treasury shares	—	—	—	—	—	(1,355)	(37,999)	—	(37,999)

Net income	—	—	—	78,515	—	—	—	—	78,515

Deferred compensation	—	—	—	—	731	—	—	—	731

Other	—	—	7	—	—	—	—	—	7

Balances at July 3, 2004	72,701	$727	$282,569	$107,140	$—	(2,475)	$(54,211)	$—	$336,225
Shares issued upon exercise of stock options	601	6	7,388						7,394
Tax benefits related to stock options	—		3,005						3,005
Shares issued by the Stock Purchase Plan	61		1,042						1,042
Shares issued – Restricted Stock Grant	33	1	705						706

Purchase of treasury shares	—					(678)	(13,613)		(13,613)

Net income	—	—	—	47,403	—	—	—	—	47,403

Deferred compensation	—	—	—	—	(543)	—	—		(543)
Unrealized loss on securities available for sale								(24)	(24)

Other	—	—	(12)	—	—	—	—	10	(2)

Balances at July 2, 2005	73,396	$734	$294,697	$154,543	$(543)	(3,153)	$(67,824)	$(14)	$381,593

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Integrated Circuit Systems, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended
	July 2, 2005	July 3, 2004	June 28, 2003
Cash flows from operating activities:
Net income	$47,403	$78,515	$61,076
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition:
Depreciation and amortization	11,064	8,436	8,583
Amortization of Video research and development costs.	7,051
Amortization of deferred finance charge	19	138	149
Amortization of bond premiums/discounts	(368)	(265)	—
Amortization of deferred compensation	162	731	519
(Gain) loss on sale of operating assets and investments	168	(930)	(804)
Tax benefit of stock options	3,005	12,793	20,202
Deferred income taxes	4,772	(7,140)	(562)
Changes in assets and liabilities:
Accounts receivable	5,607	(14,216)	(2,760)
Inventory	1,342	(2,950)	2,734
Other assets	(4,176)	3,969	(4,825)
Accounts payable, accrued expenses and other liabilities	(5,902)	4,551	(5,074)
Income taxes payable	(1,379)	6,050	(9,756)

Net cash provided by operating activities	68,768	89,682	69,482

Cash flows from investing activities:
Capital expenditures	(7,221)	(8,587)	(5,722)
Proceeds from sale of fixed assets	263	62	99
Proceeds from sales of available-for-sale investments	61,409
Proceeds from maturities of held-to-maturity investments	197,771	145,056	36,635
Proceeds from sale of investment in Maxtek		1,324	2,578
Purchases of available-for-sale investments	(145,062)	(239,925)	(35,174)
Purchases of held-to-maturity investments	(159,531)	—	—
Acquisition of MRT assets	(24,450)	—	—
Acquisition of Micro Networks Corporation, net of cash acquired	—	—	2,345

Net cash provided by (used in) investing activities	(76,821)	(102,070)	761

Cash flows from financing activities:
Repayments of long-term debt and capital leases	(138)	(9,977)	(32,199)
Proceeds from exercise of stock options	7,394	10,457	13,347
Proceeds from stock purchase plan	1,042	898	805
Deferred financing charges	—	(56)	—
Purchase of treasury stock	(13,613)	(37,999)	(8,413)

Net cash used in financing activities	(5,315)	(36,677)	(26,460)

Net increase (decrease) in cash	(13,368)	(49,065)	43,783
Cash and cash equivalents:
Beginning of year	68,973	118,038	74,255

End of year	$55,605	$68,973	$118,038

Supplemental disclosures of cash information:
Cash payments (receipts) during the period for:
Interest	$(3,082)	$161	$1,091

Income taxes (refunded)	$1,417	$(5,115)	$(2,503)

Supplemental disclosures for non-cash information:

Capital lease of equipment	$—	$171	$—

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Consolidation Policy

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

Reporting Periods

Our fiscal year is a 52/53 week operating cycle that ends on the Saturday nearest June 30. The period ending July 3, 2004 is a 53 week period. All other periods presented herein represent a 52-week operating cycle.

Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less at purchase to be cash equivalents. Cash and cash equivalents at July 2, 2005 consist of cash, money market funds and commercial paper.

Investments

We account for investments in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Investments at July 2, 2005 and July 3, 2004 consist primarily of debt securities. We classify debt securities as “held-to-maturity” for those securities that we have the intent and the ability to hold until they mature. Securities classified as “held-to-maturity” are recorded at amortized cost. Securities classified as “available-for-sale” are recorded at fair market value and the gain or loss is included in other comprehensive income.

We also have investments in two privately held companies. We account for these non-marketable equity securities using the cost method because these securities which do not have a readily determined fair value and we do not exercise significant influence on these investees as our holdings are 2.3% and 0.6% of the outstanding shares, respectively. We evaluate our investments for impairment whenever circumstances arise that may indicate an impairment event may have occurred.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. Our reserve for doubtful accounts is based on (i) our specific assessment of the collectibility of all significant accounts greater than 90 days past due, (ii) our historical estimate of the rate of default for all accounts less than 90 days past due and (iii) any specific knowledge we have acquired that might indicate that an account is uncollectible, regardless of age. The facts and circumstances of each account may require us to use substantial judgment in assessing its collectibility.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined by the first in, first out (FIFO) method. We record a reserve for obsolete and unmarketable inventory based on assumptions of future demand and market conditions. Because many of our products have multiple applications and serve volatile markets, the recent sales history of any one product is not necessarily indicative of the future demand for such product. The reserve for obsolete and unmarketable inventory is therefore based on our collective judgment regarding the realistic and potential future demand for each product and is inherently subjective. The fact that our products have a long product life cycle and low holding costs increases the subjectivity because these factors extend the time frame in which we could potentially recover the costs of each product. Silicon timing devices are analog building block products and may be used across platforms of different technologies and generations of the same technology. There is limited technology risk on inventories because markets continue to exist for older products. If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required.

Property, Plant and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation on furniture and machinery and equipment is computed using the straight-line depreciation method over periods ranging from three to ten years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvement. The cost of fully depreciated assets remaining in use is included in the respective asset and accumulated depreciation accounts. When items are sold or retired, related gains or losses are included in net income. Maintenance and repairs are charged to expense when incurred.

Deferred Financing Costs

In fiscal year 2002 we entered into a term loan facility. Costs incurred in connection with this term loan were being amortized over the life of the loan, three years. This loan agreement was terminated in the third quarter of fiscal 2004, and we entered into a new facility.

In March 2004, we entered into a new revolving credit and term facility. Costs incurred in connection with this term loan are being amortized over the life of the loan, three years. Accumulated amortization was $18,700 with approximately $31,000 remaining to be amortized as of July 2, 2005.

Goodwill and Other Indefinite Lived Intangible Assets

Goodwill represents the excess of cost over fair value of net assets acquired from business acquisitions. SFAS No. 142, “Goodwill and Other Intangible Assets” addresses how goodwill and other intangible assets should be accounted for after they have been initially recorded in the financial statements. Under SFAS 142, goodwill and other indefinite life intangible assets are no longer amortized. SFAS 142 requires goodwill to be tested for impairment at least on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, SFAS 142 requires purchases of intangible assets, other than goodwill, to be amortized over their useful lives, unless these lives are determined to be indefinite. The impairment test for intangible assets with indefinite useful lives consists of a comparison of fair value to carrying value, with any excess of carrying value over fair value being recorded as an impairment loss. The fair value of the indefinite live intangible was determined using the relief from royalty method.

We perform goodwill impairment tests in the fourth quarter of each fiscal year for each reporting unit. We have allocated nearly all the goodwill to one reporting unit as it resulted from the MNC acquisition. The process of evaluating the potential impairment of goodwill can be subjective and may require experienced judgment during the analysis. We use the two-step method to measure impairment loss. The first step compares the fair value of the reporting units with its carrying amount, including goodwill. The second step is only necessary if the fair value of the reporting unit is less than its carrying value. Used in the valuations were assumptions of growth rates and profitability for the reporting unit based on market data, cost cutting plans and internal forecasts based on product development plans. We used a combination of three valuation methods, discounted cash flow, quoted market price and market capitalization to determine fair value of the reporting unit.

As of July 2, 2005 we determined that there was no impairment of goodwill or indefinite life intangibles.

At July 2, 2005, we have $35.4 million of goodwill and $18.4 million of indefinite lived intangible assets. No impairment of goodwill or other indefinite lived intangible assets existed at July 2, 2005. We had no indefinite lived intangible assets prior to the acquisition of MNC. There was no change in goodwill during fiscal year 2005.

Carrying Value of Long-Term Assets

We periodically evaluate the carrying value of long-term assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined by reference to quoted market prices, if available, or the utilization of certain valuation techniques such as using the anticipated cash flows discounted at a rate commensurate with the risk involved.

Revenue Recognition

Revenues from product sales are recognized as revenue upon shipment to the customer. By contract and written agreement, there are only seven customers that have capped right of return and, for three of these customers, price protection. These seven customers accounted for approximately 63% of revenues for fiscal 2005. Upon shipment to these customers, we provide an allowance for the full 5% or, in some cases 7%, for rights of return, as historically, customers granted a limited right of return have utilized that right to the agreed limit. We also utilize historical data and consider market conditions to estimate an allowance for price protection. These products are semi-custom, prices are predetermined with the end customer, and accordingly, are substantially fixed at the time of sale. We recognize sales to these customers in accordance with criteria of SFAS No. 48, “Revenue Recognition When Right of Return Exists”, at the time of sale based on the following: The selling price is substantially fixed or determinable at the date of sale; the buyer is obligated to pay for the products; title of the products has transferred; the buyer has economic substance apart from us; we do not have further obligations to assist buyer in the resale of the product; and the returns can be reasonably estimated at the time of sale.

Concentration of Credit Risk

We sell our products primarily to original equipment manufacturers (“OEMs”) and distributors in North America, Europe and the Pacific Rim. We perform ongoing credit evaluations of our customers and maintain reserves for potential credit losses. For the fiscal year ended July 2, 2005 two customers, accounted for 41% and 11% of revenue, and for 42% and 17%, respectively of our total accounts receivable as of July 2, 2005. These two customers sell to approximately 220 OEMs. For fiscal years 2004 and 2003 one customer comprised 39% and 27% of our revenues, respectively, and accounted for 37% of our accounts receivable at July 3, 2004. We also have a substantial concentration of credit risk in the PC motherboard industry. Refer to Note 16 for geographic information.

Cash deposits are maintained with financial institutions in excess of federally insured limits.

In order to mitigate investment risk, our policy requires all investments in debt securities bear at least an A- rating from Standard & Poor’s or A3 by Moody’s. Investments in asset backed and mortgage backed bonds are limited to those rated AAA/Aaa.

Income Taxes

Income tax expense includes U.S. federal, state and international income taxes and is computed in accordance with SFAS No. 109, “Accounting for Income Taxes”. Certain items of income and expense are not reported in income tax returns and financial statements in the same year. The income tax effects of these differences are reported as deferred income taxes. Valuation allowances are provided against deferred income tax assets, which are not likely to be realized. We currently provide income taxes on the earnings of foreign subsidiaries to the extent those earnings are taxable in the local jurisdictions. The effective tax rate for fiscal years 2005, 2004 and 2003 reflects the tax-exempt status of our Singapore operation, which has been given pioneer status, or exemption of taxes on non-passive income for five years as stated in our agreement with the Economic Development Board of Singapore. The five-year period ends December 31, 2007. We do not currently record deferred taxes on our investment in our Singapore operations, as all undistributed earnings are permanently reinvested back into the Singapore facility. If we were to record deferred taxes on our investment, the amount would be an $88.7 million liability as of July 2, 2005.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiary is the U.S. dollar, as this is the currency of the primary economic environment in which the subsidiary conducts its business. Transactions and balances originally denominated in other currencies are remeasured into dollars in accordance with the provisions of SFAS No. 52, “Foreign Currency Translation,” with any resulting gain or loss charged against net income or loss.

Research and Development

Research and development costs consist primarily of the salaries and related expenses of engineering employees engaged in research, design and development activities, costs related to design tools, supplies and services and facilities expenses.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, revenues and expense and the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

Reclassification of Accounts

Certain prior year balances have been reclassified to conform to the current year classifications.

Accounting for Stock-Based Compensation

We have adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, and continue to apply Accounting Principles Board Opinion (“APB”) No. 25 “Accounting for Stock Issued to Employees” and related interpretations in accounting for stock options issued to employees and directors. Stock options granted to employees typically have an exercise price equal to the fair market value of our common stock and vest ratably over four years. However, since the value of an option bears a direct relationship to our stock price, it is an effective incentive for management to create value for shareholders. We therefore view stock options as a critical component of our long-term performance-based compensation philosophy.

SFAS No. 148, “Accounting for Stock-Based Compensation” amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for financial statements for fiscal years ending after December 15, 2002. We adopted this statement during the third quarter of fiscal year 2003.

We apply APB 25 and related interpretations in accounting for stock option plans. Our policy is to grant stock options at the fair market value of the underlying stock at the date of grant. Accordingly, compensation expense is generally recognized only when options are granted with a discounted exercise price. Any resulting compensation expense is recognized ratably over the associated service period, which is generally the option vesting term. Had compensation cost been recognized consistent with SFAS No. 123, as amended by SFAS No. 148, our consolidated net earnings and earnings per share for each fiscal year would have been as follows (in thousands except per share data):

	2005	2004	2003
Net Income:
As Reported	$47,403	$78,515	$61,076
Add: Stock-based employee compensation expense included in reported net earnings, net of related tax effects (1)	105	475	1,158
Deduct: Total stock - based employee expense determined under the fair value based method for all awards, net of related tax effects (2)	20,353	21,102	18,230
Pro forma	$27,155	$57,888	$44,004

Basic earnings per common share:
As Reported	$0.68	$1.12	$0.90
Pro forma	$0.39	$0.82	$0.65

Diluted earnings per common share:
As Reported	$0.67	$1.08	$0.87
Pro forma	$0.38	$0.81	$0.63

Diluted common shares:
As Reported	71,109	72,578	70,564
Pro forma	70,927	71,389	69,548

(1)	In the Company’s Form 10-K for the year ended June 28, 2003, the stock-based employee compensation expense included in reported net earnings was reported as $1,781 for the year ended June 28, 2003. This amount has been adjusted as shown above to provide for the related tax effects.
(2)	In the Company’s Form 10-K for the year ended June 28, 2003, the stock-based employee compensation expense determined under the fair value based method was reported as $28,046 for the year ended June 28, 2003. This amount has been adjusted as shown above to provide for the related tax effects.

SFAS No. 123 requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes option-pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options.

The following assumptions were used to determine the fair value of stock options granted using the Black-Scholes option-pricing model:

	2005	2004	2003
Dividend yield	0%	0%	0%
Expected volatility	40%	76%	85%
Average expected option life	5.43 years	6 years	5 years
Risk-free interest rate	3.87%	3.1%	4.6%

New Accounting Pronouncements

In March 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” This interpretation clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of fiscal years ending after December 15, 2005. At this time, we do not expect the adoption of this statement to have a material impact on our financial position.

On June 29, 2005, the FASB reached a consensus on EITF 05-6, “Determining the Amortization Period for Leasehold Improvements.” This consensus is effective for periods beginning after that date. We do not expect this statement to have a material impact on our financial position or results of operations.

In May 2005, FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections.” This statement replaced Accounting Principles Board (“APB”) Opinion No. 20 and FASB SFAS No. 3, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement will be effective for accounting changes made in fiscal years beginning after December 15, 2005. At this time, we do not expect the adoption of this statement to have a material impact on our financial position.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) – “Share-Based Payment.” This standard supersedes APB No. 25, and requires recognition of expense in the financial statements of the cost of share based payment transactions, including stock options, based on the fair value of the award at the grant date. The provisions of this standard are effective for public companies for annual periods beginning after June 15, 2005. We adopted this statement on July 3, 2005 using the modified prospective method. Under this method, stock-based employee compensation cost will be recognized for all new awards granted after July 2, 2005 using the Black-Scholes method. Additionally, compensation costs for unvested stock options and awards that are outstanding at July 2, 2005 will be recognized over the requisite service period based on the grant-date fair value of those options and awards as previously calculated under the pro-forma disclosures under FAS 123 using the Black-

Scholes method. We do not expect any significant changes in the assumptions used to calculate the fair value of stock options as disclosed in Note 1 in the Notes to Consolidated Financial Statements.

In December 2004, the FASB also issued SFAS No. 153 – “Exchanges of Nonmonetary Assets.” This standard amends APB Opinion No. 29, Accounting for Nonmonetary Transactions by eliminating the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. The provisions of this standard are effective for public companies for annual periods beginning after June 15, 2005. We will adopt this statement beginning with our first quarter of fiscal year 2006. We do not expect this statement to have a material impact on our financial position.

In November 2004, the FASB issued SFAS No. 151 – “Inventory Costs – an amendment of ARB No. 43, Chapter 4.” This standard clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Currently this statement does not have an impact on our financial position. However, if in the future we were to experience such abnormal costs such as idle facility expense, handling costs and wasted material it could have a material impact on our operations.

In September 2004, the FASB approved issuance of Staff Position (“FSP”) EITF 03-1-1, “Effective Date of Paragraphs 10 through 20 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-1”). FSP EITF 03-1-1 delays the effective date of paragraphs 10 through 20 of EITF 03-1 as they relate to recognition of other-than-temporary impairment for cost method and marketable investments. This deferral will extend until a Staff Position is issued to provide clarification of the guidance presented in paragraphs 10 through 20. Effective July 4, 2004, we adopted all other provisions of EITF Issue 03-1, including measurement guidance for evaluating whether an impairment has occurred for marketable securities and cost method investments. Adoption of these requirements did not have a material effect on the results of operations. Effective December 31, 2004, additional disclosures were also required for cost method investments. The effect of implementing the final provisions of paragraphs 10 through 20 cannot currently be estimated due to the pending implementation issues, but is not expected to be material to the results of future operations.

On October 22, 2004, the American Jobs Creation Act of 2004 (“AJCA”) was enacted by President Bush. The AJCA includes a deduction of 85% of certain foreign earnings that are repatriated, as defined in the AJCA. We may elect to apply this provision to qualifying earnings repatriations in fiscal year 2006. We have started an evaluation of the effects of the repatriation provision. We expect to complete our evaluation of the effects of the repatriation provision before the end of the first quarter for fiscal 2006. The range of possible amounts that we are considering for repatriation under this provision is between zero and $150 million. The related potential range of income tax expense is between zero and $7.3 million. This is a one-time event and all future earnings will be permanently reinvested into our Singapore operations.

On October 4, 2004, President George W. Bush signed the “Working Families Tax Relief Act of 2004”, which retroactively reinstated the research tax credit to the June 30, 2004 expiration date. This change in the law will not have a material impact on the results of future operations.

(2) Merger and Acquisition

On January 4, 2002, we acquired Micro Networks Corporation (“MNC”) for $74.9 million, net of cash acquired. We acquired MNC to gain access to technology that we believe will enhance the performance of our silicon timing products, strengthening our position within existing strategic markets such as servers and storage systems. In connection with the acquisition of MNC, we began a restructuring plan that involved moving certain manufacturing operations offshore, reducing its workforce and combining facilities. In connection with the acquisition of MNC, we put in place a restructuring plan for the purpose of making MNC more efficient by combining facilities and moving some manufacturing operations offshore. The purchase price includes $5.6 million in purchase accounting liabilities and write-down of fixed assets.

From the date of the acquisition until the end of the first quarter of fiscal 2005, one plant in Bloomfield, CT was shut down and the fixed assets associated were disposed of. Sixty-four manufacturing personnel, both line and management, were laid off. The production from Bloomfield was relocated to facilities in Worcester, MA and Auburn, NY, with the remainder going offshore. During fiscal year 2004, goodwill was adjusted due to the reversal of a portion of the restructuring reserve.

The following table summarizes the activity of the restructuring reserve since inception:

(in thousands)	Original Plan Date 1/2002	Utilization 2002	Balance 6/2002	Utilization 2003	Balance 6/2003	Utilization 2004	Adjustments 2004	Balance 6/2004	Utilization 2005	Balance 6/2005
Plant Closing Costs	$1,214	$27	$1,187	$472	$715	$420	$223	$72	$72	$—
Personnel Costs	2,017	437	1,580	1,151	429	496	(67)	—	—	—
Write-down of Fixed Assets	2,407	—	—	—	—	—	—	—	—	—

Total	$5,638	$464	$2,767	$1,623	$1,144	$916	$156	$72	$72	$—

Related to the acquisition of MNC we acquired $36.3 million of intangible assets, of which, $2.9 million was assigned to research and development assets that were written off at the date of acquisition. The remaining $33.4 million of intangible assets include a customer base valued at $12.0 million (6 year weighted-average useful life); a trade name valued at $3.0 million (ten year weighted-average useful life) and developed technology valued at $18.4 million (indefinite useful life). Amortization of the customer base for fiscal years 2005, 2004, and 2003, was $2.0 million, $2.0 million and $2.0 million, respectively. Amortization of the trade name, which commenced in fiscal year 2003, was $0.3 million, $0.3 million and $0.3 million for fiscal years 2005, 2004 and 2003, respectively.

On August 4, 2004 we announced that we had signed an agreement to purchase technology and the capability to develop a family of high performance mixed signal products for the high definition and digital video/imaging market. In the first quarter of fiscal year 2005 we completed the purchase and paid $24.5 million for the purchase of intellectual property and a team of proven engineers. Some of these assets had a short useful life and were fully amortized in the first quarter of fiscal year 2005, resulting in an additional $7.1 million, which was included in research and development expense. The remaining assets consist of a database valued at $16.2 million with a useful life of 8 years and an assembled workforce valued at $1.2 million with a useful life of 9 years, which are included in intangible assets. Amortization expense for fiscal year 2005 included $2.0 million for the database and $0.1 million for the workforce

Future amortization amounts are as follows as of July 2, 2005 (in thousands):

2006	4,460
2007	4,460
2008	3,460
2009	2,460
2010	2,460

Total amortization expense (in thousands)

2005	4,278
2004	2,300
2003	2,300

On June 15, 2005, we entered into a merger agreement with Integrated Device Technologies, Inc., a Delaware corporation (“IDT”), and Colonial Merger Sub I, Inc., a wholly-owned subsidiary of IDT (“Merger Sub”). The merger agreement, a copy of which was filed as an exhibit to a Current Report on form 8-K on June 17, 2005, provides for the merger of ICS with and into Merger Sub, with Merger Sub continuing as the surviving corporation in the merger and as a wholly-owned subsidiary of IDT (the “Merger”). At the time when the Merger becomes effective, each share of ICS common stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and converted into the right to receive $7.25 in cash and 1.3 shares of common stock of IDT. Based on the number of shares of ICS common stock and IDT common stock outstanding as of July 1, 2005 (assuming the exercise of all outstanding IDT stock options and ICS stock options), immediately after the Merger, the shareholders of IDT immediately before the Merger will own approximately 54% of the outstanding IDT common stock in the aggregate and the shareholders of ICS will own approximately 46% of the outstanding IDT common stock in the aggregate.

The consummation of the Merger is subject to the satisfaction or waiver of closing conditions applicable to both IDT and ICS, including regulatory review and approval by the stockholders of both IDT and ICS. ICS and IDT have each called a special meeting of its shareholders to vote on the proposals related to the Merger, which meetings are currently scheduled to occur on September 15, 2005. We hope to complete the Merger by the end of the third quarter of calendar year 2005.

The Merger Agreement contains certain termination rights for both IDT and ICS, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other a termination fee of up to $40 million.

We incurred $3.2 million in expenses associated with the merger of our company with Integrated Device Technology, Inc. Included in these expenses were $0.8 million in legal fees, $2.3 million in investment opinion fees, and $0.1 million in FTC filing fees. These costs are expensed as incurred, and included in charges arising from merger.

(3) Other Agreements

In fiscal year 1998, we entered into a non-transferable and non-exclusive license with Philips Electronics to use their technical information for data transmission systems. In consideration of the licenses and rights granted we have expensed and paid approximately $0.4 million in licensing fees during fiscal year 2005, $1.2 million during fiscal year 2004, and $1.4 million during fiscal year 2003. The expense is included in our research and development expense in the Statements of Operations.

(4) Investments

During fiscal years 2005 and 2004, we invested in debt securities. Securities for which we have the intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. Certain securities have been classified as available-for-sale. Securities classified as available-for-sale are recorded at fair market value and the gain or loss is included in other comprehensive income.

Aggregate annual maturities of debt securities as of July 2, 2005 (in thousands):

	Held-to- maturity	Available- for-sale
2006	$29,285	$12,540
2007	29,567	22,971
2008	14,219	47,716
2009	4,847	—
2010 and beyond	10,120	—

	$88,038	$83,227

Aggregate fair value of debt securities classified as available-for-sale as of July 2, 2005 (in thousands):

	Fair market Value	Unrecognized Gain(Loss)
US Treasury securities	$83,207	$(24)

The unrecognized loss is included in other comprehensive income for fiscal year 2005.

Aggregate fair value of debt securities classified as held-to-maturity as of July 2, 2005 (in thousands):

	Fair Market Value	Unrecognized Gain(Loss)
Corporate debt securities	$80,568	$26
Mortgage-backed securities	7,519	23

Total	$88,087	$49

Proceeds from sales of available-for-sale securities (in thousands):

	Proceeds	Recognized Gain(Loss)
US Treasury securities	$61,409	$(99)

The average cost basis was used for the recognized gain or loss on the sales of securities.

We also have investments in two privately held companies Maxtek Technology Co. Ltd and Best Elite International Ltd that are carried at cost. The carrying cost of Maxtek was $1.0 million as of July 2, 2005 and $1.0 million as of July 3, 2004. During the first quarter of fiscal 2004 and in the second quarter of 2005, Maxtek declared stock dividends. Our ownership is 1.3 million shares or approximately 2.3% of Maxtek as of July 2, 2005 and was 1.3 million shares or approximately 2.5% as of July 3, 2004. Our investment in Best Elite was made during fiscal 2004 and is carried at a cost of $5.0 million at July 2, 2005 and July 3, 2004. Our percent ownership of this company was 0.6% as of July 2, 2005 and 0.7% as of July 3, 2004.

(5) Accounts Receivable

The components of accounts receivable are as follows (in thousands):

	Year Ended
	July 2, 2005	July 3, 2004
Accounts receivable	$43,107	$47,209
Less: allowance for returns and doubtful accounts	(2,997)	(1,492)

	$40,110	$45,717

(6) Inventory

The components of inventories are as follows (in thousands):

	Year Ended
	July 2, 2005	July 3, 2004
Raw Materials	$9,897	$8,237
Work-in-process	6,735	7,953
Finished parts	7,899	9,296
Less: obsolescence reserve	(7,101)	(6,714)

Inventory, net	$17,430	$18,772

(7) Property and Equipment

Property and equipment consists of the following (in thousands):

	Year Ended
	July 2, 2005	July 3, 2004
Land	$170	$170
Building and improvements	1,008	1,005
Machinery and equipment	46,222	42,577
Furniture and fixtures	2,801	2,864
Leasehold improvements	5,675	5,563
Capital leases	171	171

	56,047	52,350
Less: accumulated depreciation and amortization	(36,631)	(33,096)

Property and equipment, net	$19,416	$19,254

Depreciation and amortization expense related to property and equipment was $6.7 million, $6.0 million, and $6.3 million in fiscal years 2005, 2004 and 2003, respectively.

(8) Other Balance Sheet Accounts

Other current assets consist of the following (in thousands):

	Year Ended
	July 2, 2005	July 3, 2004
Due from employee stock option exercise	$121	$181
Interest receivable	1,972	133
Other	711	566

	$2,804	$880

Included in other noncurrent assets as of July 2, 2005 is $4.5 million related to prepaid maintenance contracts.

Accrued expenses and other current liabilities consist of the following (in thousands):

	Year Ended
	July 2, 2005	July 3, 2004
Legal accruals	$220	$20
Accrued restructuring expense	—	72
Accrued vacation	1,086	1,024
Accrued rent	721	820
Other	2,255	2,083

	$4,282	$4,019

(9) Debt

On March 1, 2004 we entered into a revolving credit loan agreement, which will terminate March 1, 2007. The revolving credit loan agreement allows us to draw down to a maximum balance of $20.0 million in increments of not less than $500,000. At our option, the unpaid balance shall bear interest at the available LIBOR Based Rate (as defined) or the Prime Based Rate (as defined). A commitment fee on the average daily-unused portion of the revolving credit loan balance will be due and payable on a quarterly basis. The commitment fee will be between .20% (.0020) and .25% (.0025) based on the funded debt to EBITDA ratio, as defined in the revolving credit loan agreement, calculated the previous quarter. There was no outstanding balance on our revolving credit loan agreement as of July 2, 2005.

In connection with the acquisition of Micro Networks Corporation (“MNC”) in Fiscal 2002, we entered into a revolving credit and term loan facility dated December 31, 2001. During the first three months of fiscal year 2004, we paid down $4.2 million of the term loan. During the second quarter of fiscal 2004, we made the final payment of $5.8 million on the term loan. This loan agreement was terminated in the third quarter of fiscal 2004. The facility enabled us to draw down $45.0 million under the term loan and $10.0 million under the revolving credit facility. At our option, the interest rate under the term loan was either (1) an annual base rate, which is the higher of (i) a rate of interest announced from time to time by the lenders’ administrative agent as the base rate (“Base Rate”) or (ii) the sum of the federal funds rate plus 0.5% per annum or (2) LIBOR plus 1.75%. At our option, the interest rate under the revolving credit facility, was either: (1) the Base Rate or (2) the LIBOR Rate plus a pre-formulated margin. In connection with our bank agreement, we entered into an 18-month interest rate swap agreement with the same financial institution. The interest rate swap agreement essentially enabled us to manage the exposure to fluctuations in interest rates on a portion of our term loan.

Our term loan required us to pay interest based on a variable rate. Under the interest rate swap agreement we exchanged the variable rate interest on a portion of our term loan, equal to 50% of the outstanding loan amount, with a fixed rate of 5.0%. The interest rate swap agreement was in effect until June 2003, with the notional amount decreasing to $14.8 million over the effective period. The swap agreement was terminated in January 2003 with a payment of $170,000. The $170,000 was included in interest expense.

Senior debt consisted of the following (in thousands):

	July 2, 2005	July 3, 2004
Revolving credit facility at LIBOR plus 1.75 bp	$—	$—
Capital lease obligations and other	8	82

	$8	$82
Less current portion	8	82

Long-term debt, less current portion	$—	$—

Our revolving credit loan agreement requires the maintenance of specified financial ratios, including a fixed charge coverage ratio, a funded debt to EBITDA ratio, a liquidity ratio, a minimum tangible net worth, and imposes financial limitations. The current revolving credit loan agreement also restricts our ability to pay dividends to the holders of our common stock. At July 2, 2005, and July 3, 2004 we were in compliance with all of these covenants. There was no outstanding balance on our revolving credit loan agreement as of July 2, 2005.

(10) Lease Obligations

We lease certain of our facilities under operating lease agreements, some of which have renewal options.

Rental expense under operating lease agreements was $3.6 million, $4.0 million and $3.5 million in 2005, 2004 and 2003, respectively.

Future minimum lease commitments under our operating leases are as follows as of July 2, 2005 (in thousands):

2006	$3,235
2007	2,741
2008	2,147
2009	1,209
2010 and after	810

$10,142

Sublease income under all operating lease agreements was $0.9 million, $0.9 million, and $0.9 million in fiscal years 2005, 2004 and 2003, respectively. Future amounts due under the subleases are as follows as of July 2, 2005 (in thousands):

2006	$536
2007	531
2008	132
2009	—
2010 and after	—

$1,199

Future minimum lease commitments under our capital leases are as follows as of July 2, 2005 (in thousands):

2006	$8
2007 and after	—

$8

(11) Fair Value of Financial Instruments

We have estimated the fair value of our financial instruments using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents, accounts receivable and accounts payable – The carrying amounts of these items approximate their fair values at July 2, 2005 due to the short-term maturities of these instruments.

Investment securities -For securities held as investments (which include corporate and government bonds and notes) and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For nonpublic equity investments, it is not practicable to estimate fair value where the company holds less than a 5% interest.

Long-term debt – Interest rates that are currently available to us for issuance of debt with similar terms and remaining maturities would be used to estimate fair value for debt issues for which quoted market prices are not available. Since we have no outstanding long-term debt at July 2, 2005, the carrying value of this item is not materially different from its fair value.

Interest rate swap agreement– In connection with our bank agreement, on December 31, 2001 we entered into an 18-month interest rate swap agreement with one of the same financial institutions. The interest rate swap agreement essentially enables us to manage the exposure to fluctuations in interest rates on a portion of our term loan. This agreement was paid off in January 2003.

(12) Income Taxes

The provision for income taxes consists of the following (in thousands):

	Year Ended
	July 2, 2005	July 3, 2004	June 28, 2003
Current tax expense (benefit):
Federal	$1,355	$2,260	$10,086
State	215	997	979
Foreign	54	(72)	(38)

Total current	$1,624	$3,185	$11,027

Deferred tax expense (benefit):
Federal	$5,189	$7,085	$(926)
State	454	(2,155)	77
Foreign	868	386	287

Total deferred	6,511	5,316	(562)

Total income tax expense	$8,135	$8,501	$10,465

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	Fiscal Year Ended
	July 2, 2005	July 3, 2004
Deferred tax assets:
Depreciation	$195	—
Accounts receivable allowances	250	$222
Inventory valuation	2,182	2,244
Other compensation charges	388	658
Net state operating loss carry forward	2,072	3,917
Net federal operating loss carry forward	2,884	10,450
Federal tax credits	10,561	6,367
State tax credits	5,012	3,316
Accrued expense and other	773	872

Gross deferred tax assets	24,317	28,046
Less: valuation allowance	4,629	3,719

Deferred tax asset	19,688	24,327

Deferred tax liabilities:
Intangibles	9,226	10,038
Depreciation	0	372
Prepaid expenses	356	389
Singapore deferred taxes	1,525	674
Federal impact of state tax attributes	1,841	1,343
Other	1	—

Deferred tax liabilities	12,949	12,816

Net deferred tax asset (liability)	$6,739	$11,511

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income; potential limitations with respect to the utilization of loss carry forwards and tax planning strategies in making this assessment. Based upon the projections for future taxable income over the periods which deferred tax assets are deductible and the potential limitations of loss and credit carry forwards, management believes it is more likely than not that we will realize these deductible differences, net of existing valuation allowances (both federal and state) at July 2, 2005. We periodically reassess and re-evaluate the status of our recorded deferred tax assets. We currently provide income taxes on the earnings of foreign subsidiaries to the extent those earnings are taxable in the local jurisdictions. The effective tax rate for fiscal years 2005, 2004 and 2003 reflects the tax-exempt status of our Singapore operation, which has been given pioneer status, or exemption of taxes on non-passive income through December 31, 2007. This is stated in our agreement with the Economic Development Board of Singapore. The pioneer status is contingent upon ICS meeting certain investment criteria in fixed assets, personnel, and technology. We do not currently record deferred taxes on our investment in our Singapore operations, as all undistributed earnings are permanently reinvested back into the Singapore facility. If we were to record deferred taxes on our investment, the amount would be an $88.7 million liability as of July 2, 2005.

On October 22, 2004, the American Jobs Creation Act (“AJCA”) was signed into law. The AJCA includes a deduction of 85% of certain foreign earnings that are repatriated, as defined in the AJCA. We may elect to apply this provision to qualifying earnings repatriations in fiscal year 2006. We have started an evaluation of the effects of the repatriation provision. We expect to complete our evaluation of the effects of the repatriation provision before the end of the first quarter for fiscal 2006. The range of possible amounts that we are considering for repatriation under this provision is between zero and $150 million. The related potential range of income tax expense is between zero and $7.3 million. This is a one-time event and all future earnings will be permanently reinvested into our Singapore operations.

Pretax income from foreign operations was $41.3 million in fiscal 2005, $57.5 million in fiscal 2004, and $42.0 million in fiscal 2003. Pretax income from domestic operations was $14.2 million in fiscal 2005, $29.5 million in fiscal 2004, and $29.5 million in fiscal 2003.

The actual tax expense differs from the “expected” tax expense computed by applying the statutory Federal corporate income tax rate of 35% in all fiscal years to income before income taxes as follows (in thousands):

	Year Ended
(in thousands)	July 2, 2005	July 3, 2004	June 28, 2003
Earnings Before Income Taxes	$55,538	$87,016	$71,541
Computed Expected Tax Expense	19,438	30,456	25,039
State Taxes (net of Federal Income tax benefit)	435	(1,158)	666
Effects of lower foreign tax rates	(12,074)	(18,988)	(13,792)
Federal research and development credits	(2,152)	(2,718)	—
Increase in the Federal valuation allowance	598	680	160
Increase in the contingency reserve	863	—	—
Non-deductible acquisition costs	1,051	—	—
Other	(24)	229	(1,608)

	$8,135	$8,501	$10,465

Basic per share effect of tax holiday	$0.17	$0.27	$0.20
Diluted per share effect of tax holiday	$0.17	$0.26	$0.20

Weighted average shares outstanding – basic	70,197	70,358	67,898
Weighted average shares outstanding – diluted	71,109	72,578	70,564

The effect of lower foreign tax rates is due to our Singapore operation, which has been given pioneer status, or exemption of taxes on non-passive income for five years.

We establish reserves for tax contingencies when, despite the belief that our tax return positions are fully supported, it is probable that certain positions may be challenged and may not be fully sustained. The tax contingency reserves are analyzed on a quarterly basis and adjusted based upon changes in facts and circumstances, such as the progress of federal and state audits, case law and emerging legislation. Our effective tax rate includes the impact of tax contingency reserves and changes to the reserves, including related interest, as considered appropriate by management. The tax contingency reserve was increased for the fiscal year ended July 2, 2005 by $0.9 million primarily attributable to the increase in exposure due to the current ongoing federal audit for our fiscal years 2001, 2002 and 2003 and potential tax exposure in foreign jurisdictions for fiscal years 2001 through 2005.

As of July 2, 2005 we have federal operating loss carry forwards of $8.2 million, which begin expiring in 2021. As of July 2, 2005, we have state operating loss carry forwards of approximately $58.8 million, which began expiring in 2005. We have provided a full valuation allowance against a portion of the state operating loss carry forwards where it is more likely than not that those carry forwards will not be utilized. We currently provide income taxes on the earnings of foreign subsidiaries to the extent those earnings are taxable or are expected to be remitted.

(13) Employee Benefit Plans

We have a bonus plan, which covers permanent full-time exempt employees with at least six months of service. Bonuses under this plan are based on achieving specified revenue, operating and profit objectives. Amounts charged to operating expense for the plan were $0.2 million, $5.1 million, and $4.8 million in fiscal years 2005, 2004 and 2003, respectively.

We have a 401(k) employee savings plan, which provides for contributions to be held in trust by corporate fiduciaries. Employees are permitted to contribute up to 18% of their annual compensation. Under the plan, we make matching contributions equal to 150% of the first 1% contributed, 125% of the second 1% contributed, 100% of the third 1% contributed, 75% of the fourth 1% contributed and 50% of the next 2% up to a maximum of 6% of annual compensation, subject to IRS limits. The matching amounts contributed and charged to expense were $1.3 million in fiscal year 2005, $1.3 million in fiscal year 2004, and $1.3 million in fiscal year 2003.

(14) Shareholders’ Equity

Treasury Stock

In September 2001, we announced a stock repurchase program, which authorized the purchase, from time to time, of 2.0 million shares of our common stock on the market. In October 2002, we announced that our board of directors approved to increase the number of shares to be repurchased under this repurchase program to 3.0 million. In October 2004, we announced that our board of directors had approved an increase in the number of shares to be repurchased under the program to 5.0 million. As of July 2, 2005, we had purchased 3.2 million shares for $67.8 million. The stock repurchase program was instituted to improve shareholder value.

Employee Stock Purchase Plan

We authorized 500,000 shares of common stock under our employee stock purchase plan (“ESPP”). The ESPP permits employees to purchase common stock through payroll deductions. The purchase price is the lower of 85% of the fair market value of the common stock at the beginning or end of each three-month offering period. Shares purchased by and distributed to participating employees were 61,178 in fiscal 2005, 39,529 in fiscal 2004, and 53,206 in fiscal 2003 at weighted average prices of $17.05, $22.72 and $15.15, respectively.

2002 Equity Incentive Plan

In October 2002, our board of directors approved the 2002 Employees’ Equity Incentive Plan (“2002 Plan”). The 2002 Plan provides for grants of non-qualified stock options, stock appreciation rights, restricted stock and performance awards to employees of the Company and its subsidiaries, persons to whom an offer of employment has been extended and others performing services for the Company or a subsidiary, but does not permit any grants to our officers and directors. The compensation committee of our board of directors will administer the 2002 Plan, including determining the exercise price and other terms and conditions of options granted under the 2002 Plan. The maximum term for exercise of options granted under the 2002 Plan is ten years from the date of grant. Three million shares of our common stock are available for issuance under the 2002 Plan, subject to adjustment in the event of a reorganization, merger or similar change in our corporate structure or change in the shares of common stock. As of July 2, 2005 there were 2.6 million options issued and outstanding under the 2002 Plan.

2000 Long-Term Equity Incentive Plan

In May 2000, the 2000 Long-Term Equity Incentive Plan was approved, ratified and adopted (the “2000 Plan”). The equity incentive plan provides for grants of stock options, stock appreciation rights, restricted stock and performance awards. Directors, officers and other employees of our Company and its subsidiaries and persons who engage in services for us are eligible for grants under the plan. The purpose of the equity incentive plan is to provide these individuals with incentives to maximize shareholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility. The Compensation Committee has discretion to set the terms of awards granted under the 2000 Plan, including vesting terms. Typically, options which have been granted under the 2000 Plan vest over 4 years. Under the 2000 Plan 8.4 million shares of our common stock are available for issuance, subject to adjustment in the event of a reorganization, merger or similar change in our corporate structure or change in the outstanding shares of common stock. As of July 2, 2005 there were 5.0 million options issued and outstanding under the 2000 Plan.

1999 Plan

In May 1999, the 1999 Stock Option Plan was adopted (the “1999 Plan”). The equity plan provided for periodic grants of options to purchase our common stock. These options will vest upon the fulfillment of certain conditions, the passage of a specified period of time and our achievement of certain performance goals, as determined by our board of directors. All of the unvested options of any terminated employee will expire upon termination, and the exercise period of all vested options will be reduced to sixty days following the date of termination. We and certain investors have the right to repurchase shares of our common stock issued upon the exercise of options granted under the 1999 Plan if any employee ceases to be employed by us. No future grants will be made under the 1999 Plan. As of July 2, 2005 there were 0.7 million options issued and outstanding under the 1999 Plan.

Stock option transactions during fiscal years 2003, 2004 and 2005 are summarized as follows (in thousands, except price per share):

1999, 2000 and 2002 Plans	Options Available For Grant Under The Plans	Options Outstanding	Weighted Average Exercise Price
Common Share:
Balance June 29, 2002	2,613	9,608	$9.85
Shares reserved	3,673	—	—
Granted	(2,490)	2,490	21.62
Exercised	—	(3,390)	3.94
Terminated	667	(667)	16.08
Cancelled shares	(31)	—	—

Balance June 28, 2003	4,432	8,041	$15.72
Shares reserved	703	—	—
Granted	(1,321)	1,321	28.62
Exercised	—	(1,378)	8.09
Terminated	635	(635)	21.55
Cancelled shares	—	—	—

Balance July 3, 2004	4,449	7,349	$18.78
Shares reserved		—	—
Granted	(2,301)	2,301	20.00
Exercised	—	(600)	12.31
Terminated	689	(689)	22.91
Cancelled shares	—	—	—

Balance July 2, 2005	2,837	8,361	$19.21

As of July 2, 2005, options for 4.3 million shares were exercisable at exercise prices ranging from $0.1299 to $32.95 at an aggregate exercise price of $71.4 million. Income tax benefits attributable to non-qualified stock options exercised and disqualifying dispositions of incentive stock options are credited to equity when such options are exercised.

Options Outstanding				Options Exercisable
Range of Exercise Price	Outstanding as of 7/2/2005	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable as of 7/2/2005	Weighted Average Exercise Price
$ 0.00 - $3.53	794,668	4.3	$0.82	761,668	$0.86
$10.58 - $14.10	175,904	5.3	11.10	175,654	11.09
$14.10 - $17.63	273,525	5.6	16.83	238,525	16.94
$17.63 - $21.15	3,119,847	7.5	18.92	1,864,697	18.86
$21.15 - $24.68	3,082,625	8.3	21.97	978,344	22.10
$24.68 - $28.20	422,550	8.4	27.44	106,575	27.43
$28.20 - $31.73	333,000	8.3	29.64	95,000	29.53
$31.73 - $35.25	159,000	8.3	32.73	68,750	32.78

	8,361,119	7.5	$19.21	4,289,213	$16.65

The per share weighed-average fair value of stock options issued is as follows:

	2005	2004	2003
Option Price = FMV	$20.39	$18.59	$15.09
Option Price > FMV	—	—	—
Option Price < FMV	—	—	—

During fiscal year 2002, approximately 0.2 million shares were issued below fair market value. These shares were subsequently cancelled during fiscal year 2003. Prior to our Initial Public Offering (IPO), we issued options at what we believed was fair market value. As these options were granted within six months of our IPO, we recorded deferred compensation as the difference between the exercise price and our IPO price. We amortized the deferred compensation charge over the four-year vesting period of these options, ending in fiscal year 2004. Amortization for fiscal year 2004 was $0.7 million and for fiscal year 2003 was $0.5 million. Fiscal year 2003 includes a $1.3 million accelerated payout for the buyout of executive stock options.

During fiscal year 2005, we issued 33,000 shares of restricted stock, valued at $0.7 million. These shares will vest over 4 years, so we are amortizing the deferred compensation charge over that period. During fiscal 2005, we amortized $0.2 million for deferred compensation for these shares.

(15) Earnings Per Share

The calculations of earnings per share (EPS) follow (in thousands except per share amounts):

	Fiscal Years Ended
	July 2, 2005	July 3, 2004	June 28, 2003
Numerator:
Net income	$47,403	$78,515	$61,076

Denominator:
Weighted average shares used for basic income per share	70,197	70,358	67,898
Common stock options	912	2,220	2,666

Weighted average shares outstanding used for diluted income per share	71,109	72,578	70,564

Options to purchase 4.1 million, 0.6 million and 2.4 million shares of common stock, with average exercise prices of $20.73, $28.20 and $20.96 were outstanding during fiscal years 2005, 2004 and 2003, respectively, but were excluded from the diluted earnings per common share calculation because the options’ exercise prices were greater than the average market price of our common stock.

(16) Comprehensive Income (Loss)

Total comprehensive income (loss) is defined as the change in equity during a period from non-owner sources. The components of comprehensive income were as follows (net of income tax effect):

	Fiscal Years Ended
	July 2, 2005	July 3, 2004	June 28, 2003
Net income	$47,403	$78,515	$61,076
Unrealized gain (loss) on investments	(16)	—	—
Foreign currency translation adjustments:	(1)	5	1

Total comprehensive income	$47,386	$78,520	$61,077

Included in the reclassification adjustment, net, above are realized gains and losses on equity investments.

The components of accumulated other comprehensive income/(loss) were as follows (net of income tax effect):

July 2, 2005
Unrealized gain (loss) on available-for-sale investments	$(16)
Cumulative translation adjustments:	7

Total accumulated other comprehensive income (loss)	$(9)

(17) Business Segment and Geographic Information

Factors used in determining the reportable business segments include the nature of operating activities, existence of separate senior management teams, and the type of information presented to the company’s chief operating decision maker to evaluate all results of operations.

We operate and track our results in one operating segment. We design, develop and sell silicon timing devices for various electronics applications. The nature of our products and operating activities, as well as selling methods, is consistent among all of our products. We have one senior management team and the information is presented to the company’s chief operating decision maker to evaluate all results as one operating segment. All of our products are similar as they are sold for the purpose of sequencing and synchronizing electronic operations. Over 95% of the products are integrated circuits. Less than 5% of the products are based on surface acoustic wave technology.

Revenue and tangible long-lived assets by our geographic locations are as follows:

	Revenue by Geographic Location
	2005	2004	2003
North America – US	$63,071	$64,961	$58,940
North America – Non US	10,411	9,678	5,334
Asia-Pacific	81,215	99,473	92,803
Europe	13,100	13,993	17,670
Taiwan	75,313	84,035	67,015

	$243,110	$272,140	$241,762

	Tangible Long-Lived Assets
	2005	2004	2003
United States	$9,951	$11,004	$11,508
Singapore	10,095	8,925	4,959
Europe	—	2	7
Elimination of Intercompany	(630)	(677)	(725)

	$19,416	$19,254	$15,749

(18) Related Party Transactions

Michael A. Krupka and David Dominik, both of whom are directors of the Company, are members or general partners of certain investment funds associated with Bain Capital, LLC. Certain of these Bain Capital, LLC investment funds are also shareholders of STATSChipPac Ltd., one of our production vendors. Our orders to STATSChipPac totaled approximately $0.1 million for fiscal year 2005, $0.4 million for fiscal year 2004, and $0.5 million for fiscal year 2003.

In fiscal year 2001, we entered into an Investment and Stock Trade Agreement (the “Agreement”) with Maxtek Technology Co. Ltd (“Maxtek”), an international stocking representative in Taiwan and China. We invested $4.0 million and owned approximately 10% of Maxtek. The Agreement states that if Maxtek fails to successfully complete a public offering by December 5, 2005, we, at our sole option, have the right to demand immediate repurchase of all 4.0 million shares, at the original purchase price plus accrued annual interest (commercial rate set by the Central Bank of China) during the said period. In fiscal 2004 we sold 25% of our initial investment in Maxtek resulting in a gain of $0.3 million. In fiscal 2003 we sold 50% of our initial investment in Maxtek resulting in a gain of $0.6 million. As of July 2, 2005, we owned 1.3 million shares, or approximately, 2.3% of Maxtek. Maxtek represented approximately 25% of our sales for fiscal year 2005, 23% in fiscal year 2004 and 20% in fiscal year 2003. Additionally, sales to Lacewood Corporation, representing business into Hong Kong and China, and Magic Island International representing business in Korea, entities that are commonly controlled by the owners’ of Maxtek, were 10% and 6% of our sales in fiscal year 2005, respectively. Sales to Lacewood were 13% in fiscal year 2004 and 21% in fiscal year 2003. These international stocking representatives sell to approximately 103 OEM end customers.

(19) Litigation and Contingencies

From time to time, various inquiries, potential claims and charges and litigation (collectively “claims”) are made, asserted or commenced by or against us, principally arising from or related to contractual relations and possible patent infringement. We believe that any such claims currently pending, individually and in aggregate, have been adequately reserved and will not have any material adverse effect in terms of liquidity and in terms of the financial statements as a whole, although no assurance can be made in this regard.

We indemnify certain customers for fees and damages and costs awarded against them in certain circumstances in which our products are alleged to infringe third party intellectual property rights, including patents, registered trademarks, or copyrights. To date, we have not paid or been required to defend any indemnification claims, and accordingly, we have not accrued any amounts for our indemnification obligations. However, there can be no assurances that we will not have any future financial exposure under those indemnification obligations.

(20) Subsequent Event

On August 31, 2005 we entered into a patent cross license agreement with Freescale Semiconductor, Inc. Upon the execution and delivery of the cross-license agreement, ICS agreed to pay to Freescale a non-refundable payment of $10.0 million. In addition, in connection with the execution and delivery of the cross-license agreement, ICS and Freescale entered into an option agreement, pursuant to which ICS has the option to purchase from Freescale certain of its assets for approximately $35.0 million. ICS has not yet exercised its option as of the date of the filing of this report but has a right to do so under the option agreement at any time until September 23, 2005.

(21) Quarterly Data (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended July 2, 2005 and July 3, 2004 (In thousands, except for EPS):

	Quarter Ended
	October 2, 2004	January 1, 2005	April 2, 2005	July 2, 2005	September 27, 2003	December 27, 2003	March 27, 2004	July 3, 2004
Revenue	$66,096	$60,628	$58,124	$58,262	$65,285	$69,565	$67,794	$69,496
Cost of sales	26,772	25,269	23,817	23,845	26,436	28,107	26,745	27,476
Gross Profit	39,324	35,359	34,307	34,417	38,849	41,458	41,049	42,020
Research and development	10,187	9,426	9,943	9,421	9,308	10,014	10,426	10,604
Operating income	11,081	15,319	13,694	11,271	19,751	21,806	21,515	21,703
Net income	10,149	13,980	13,007	10,267	17,281	18,652	18,546	24,036
Basic EPS	$0.14	$0.20	$0.19	$0.15	$0.25	$0.26	$0.26	$0.34
Diluted EPS	$0.14	$0.20	$0.18	$0.15	$0.24	$0.26	$0.26	$0.33